UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus was first mailed to stockholders of XM and SIRIUS on or about October 9, 2007. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed

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with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

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In addition, the “Home” page of the updated internet website also contains a link to the following crossword puzzle and answer key:

Across

1.	SIRIUS national broadcast studio located here
3.	FCC Honcho: (50A) + __
6.	Works for two bosses and cheers the merger: __ + (13D)
14.	Must-have SIRIUS listening device, not for your shoe
15.	Influential W.E.B. DuBois-founded organization is a first-rate merger supporter
16.	Need new device to get: __ radio
17.	For mom and dad and kiddies too
20.	Competes for consumers’ ears, with or without buds
25.	Go-to online source for satellite radio mania
27.	Largest and oldestU.S. Hispanic organization
29.	With over 6,000 stores, this merger supporter is far from the humble abode that shares its name
31.	What NAB fears
33.	Groovy vinyls and Guinness Book achievements
35.	Electronic metropolis and merger supporter
37.	SIRIUS voice, spiritual leader, and merger believer
39.	Chairman of the Board, but no “Blue Eyes”: (30D) + __
42.	Radio host, and hostess whose support is welcome
43.	Architect of the “say anything, do anything” campaign against more competition in audio entertainment
44.	Knows both satellite and AM/FM radio: (47A) + __
46.	Merger-supporting west coast Times
47.	See 44A
48.	One sound on many stations; Sends hungry listeners to satellite radio
50.	See 3A
51.	It ain’t just TV that’s important to this group
53.	Merger advantage for consumers
54.	Merger benefit: “So many channels, so little time!”

Down

2.	Former FCC chair whose support is on the table: (3D) + __
3.	See 2D
4.	Despite song accusation, video didn’t slay this star
5.	Pandora, e.g.: __ radio
6.	Majority of Americans who support a la carte programming packages on satellite radio (%)
7.	One of the nation’s most widely read newspapers; was among merger’s earliest supporters
8.	Competition you can download to your PC
9.	The place to buy SIRI or XMSR
10.	When it all began
11.	The brightest star in Canis Major and the northern hemisphere
12.	King of all media
13.	See 6A
18.	Murdoch or no, the nation’s most important business pub believes in a combined SIRIUS/XM
19.	America’s favorite book clubber is also on satellite radio
21.	Great SIRIUS and XM content on the same radio
22.	Virginia lawmaker supporting the merger
23.	It decides what’s in the public interest
24.	Type of French menu and first ever in audio entertainment
26.	Former presidential candidate and current merger advocate
28.	Advocates for marriage, family, faith and the merger
30.	See 39A
32.	10,000 strong and free: __ radio
34.	Lazy man’s digital competition
36.	Before Apple and after the cassette
38.	When merger programming options kick-in
40.	Beyond AM. Beyond FM.
41.	In-orbit signal transmitter and Dave Matthews hit
45.	Like a marriage, but instead of a ring, consumers get more choices and lower prices
49.	Notorious Asserters of Bologna
52.	Not tender love and care, but a supportive advocacy group nonetheless

MERGER MANIA Answer Key

Across	Down

1. Rockefeller	2. Fowler

3. Martin	3. Mark

6. Steve	4. Radio

14. Stiletto	5. Internet

15. NAACP	6. Seventy

16. HD	7. USA Today

17. Family Friendly	8. Digital Music

20. iPod	9. NASDAQ

25. Orbitcast	10. Presidents Day

27. LULAC	11. SIRIUS

29. Radio Shack	12. Howard Stern

31. Competition	13. Van Zandt

33. Records	18. Wall Street Journal

35. Circuit City	19. Oprah

37. Egan	21. Best of Both

39. Parsons	22. Boucher

42. Martha Stewart	23. FCC

43. Rehr	24. A la carte

44. Karmazin	26. Bauer

46. Los Angeles	28. American Values

47. Mel	30. Gary

48. Clear Channel	32. Terrestrial

50. Kevin	34. Slacker

51. PTC	36. CD

53. Better Prices	38. Next Year

54. More Choices	40. XM

41. Satellite

45. Merger

49. NAB

52. TLC

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

Merger Would Benefit Consumers

By Rep. Rick Boucher

The ongoing debate over the proposed merger of satellite radio providers XM and Sirius is high volume and contentious, as diverse interests work to influence the impending decisions by the Department of Justice and the Federal Communications Commission. In my view, the merger is in the public interest and should be approved.

The key questions for both agencies are whether the merger would hinder competition in the relevant market and the effect the merger will have on consumers. In each instance, a close examination supports merger approval.

> When one concludes that the broader audio entertainment market of radio and Internet-based news and entertainment is the proper measure, it is clear that the merger would not hinder competition.

As the two subscription-based satellite radio companies, XM and Sirius transmit music, sports programming, news and other types of programs to a combined total of 15.4 million subscribers.

At first blush, one might conclude that a combination of the only two providers of this satellite-based service would be an obvious antitrust abridgement. In fact, the "bumper-sticker-like" campaign of merger opponents stresses the harm of a 2-to-1 combination.

The reality, however, of the relevant market is both more subtle and more compelling. That market is the entire marketplace for audio entertainment, including terrestrial radio, Internet radio and Internet-protocol-enabled applications, such as iPods.

In the radio marketplace of both satellite and terrestrially delivered radio services, XM and Sirius occupy less than a 4 percent share of listeners. The balance is held by AM and FM stations. In the broader audio entertainment market of radio and Internet-based news and entertainment, XM and Sirius have an even smaller share. When one concludes that the broader market is the proper measure, it is clear that the merger would not hinder competition.

In case one doubts whether the relevant market is just satellite radio or whether it is audio entertainment generally, consider the following:

In a fall 2006 Arbitron survey, satellite radio listening accounted for only 3.4 percent of all radio listening. That same survey showed that satellite radio listeners are avid listeners to terrestrial radio. In fact, satellite radio listeners listen to XM or Sirius for 10.75 hours weekly while they listen to terrestrial radio more, for an average total of 14 hours weekly. They listen to Internet radio 8.25 hours weekly. Even XM or Sirius customers listen to AM and FM more than to satellite radio.

These figures clearly show that satellite radio is in competition with terrestrial radio, that people who listen to satellite radio interchange their listening patterns among various radio sources, and that satellite radio listeners are listening to other types of radio more than twice as much as they listen to satellite radio. Not only do listeners treat the market as unified among satellite, terrestrial and Internet radio, but they also prefer terrestrial radio to the other mediums.

Should satellite radio companies be allowed to merge?

Consider also the repeated statements by leading broadcast companies that they are in competition with satellite radio. For the past decade, broadcasters have fought satellite radio, and they continue to do so today. In fact, the leading opponent of the merger is the National Association of Broadcasters, the trade association for AM and FM stations, whose mere presence in this debate as a merger opponent is compelling evidence that terrestrial and satellite radio are in direct competition and are part of a unified market.

When one rightly concludes that the market for antitrust purposes is broad and that the two satellite carriers hold less than a 4 percent market share, an antitrust green light should quickly follow. But the FCC has a broader public interest screen and will question whether the merger will benefit consumers. Again, a careful review favors merger approval.

Today, both companies maintain separate entertainment offerings. The merger would eliminate duplication of programming and expand the spectrum for program delivery by a unified carrier, enabling the extension to consumers of larger choices from both program offerings. XM and Sirius recently announced, for example, that they will offer eight different program packages post-merger, including several options that will enable consumers to select channels on an a la carte basis and pay substantially less than the current subscription price. This unprecedented offering will provide subscribers with more choices and lower prices and pave the way for a unique form of competition in the entertainment industry — one based on the individual programming preferences of listeners.

File Photo

Rep. Rick Boucher

One new programming option will allow subscribers to choose 50 channels for just $6.99 — a 46 percent decrease from the current standard subscription rate of $12.95 per month. The combined company also will offer several other new programming packages, including two "family-friendly" options. Those subscribers choosing one of the family-friendly options will be able to block adult-themed programming and, for the first time, receive a price credit.

As an additional benefit of the merger, the extra bandwidth that the elimination of duplication would produce will result in the offering of more public interest programming than either XM or Sirius now offers. The combined company will be able to expand diverse programs for underserved interests, such as foreign language and religious programming.

Given the vibrancy of competition in the audio entertainment market and the substantial consumer benefits that the merger will produce, the reviewing agencies should allow XM and Sirius to complete their proposed merger this year.

Rep. Rick Boucher (D-Va.) is a member of the Energy and Commerce and Judiciary committees.

XM

File Photo

James Carville and Luke Russert take a break from taping their sports radio show at XM Satellite Radio, which is seeking a merger with its competitor, Sirius Satellite Radio.

In Congress Now

Recent documents related to satellite radio, available at GalleryWatch.com:

"Letter to FCC Chairman Kevin Martin from House Appropriations Subcommittee on Financial Services and General Government Chairman José Serrano"

- Letter Raises Questions on the Lack of Satellite Radio Service Outside the Mainland United States

"Letter to FCC Chairman Kevin Martin and Assistant Attorney General Thomas Barnett from Senate Judiciary Subcommittee on Antitrust, Competition Policy and Consumer Rights Chairman Herb Kohl"

- Letter Requests Blocking the Proposed Merger of XM Satellite Radio and Sirius Satellite Radio

"Letter to Federal Regulators from Rep. Mike Doyle"

- Letter Expresses Concerns Regarding the Proposed Merger Between Sirius Satellite Radio and XM Satellite Radio

Compiled by Daniel Peake/GalleryWatch

Page 14 ROLL CALL Communications and Intellectual Property Policy Briefing Monday, October 22, 2007

Gary Parsons: The Orbitcast Interview 5 comments Monday, October 15, 2007 at 11:56 AM Tags: Gary Parsons, Interviews, Satellite Radio, XM

Gary Parsons, Chairman of XM Satellite Radio, last week took the time to talk with Orbitcast to discuss the pending merger with Sirius, and the state of satellite radio today. If regulators approve the deal, Parsons is slated to become the Chairman of the combined XM-Sirius, not to mention boss of Sirius' current CEO, Mel Karmazin (whom I interviewed in August).

During the requisite pre-interview chat, I was surprised (and admittedly pleased) to learn that Parsons not only “regularly” reads Orbitcast, but also reads the comments posted on the site. It’s not horn tooting (well, maybe a little) but quite honestly I'm a strong believer in the power of the community and it makes me proud to help foster this kind of community. The fact that he follows what readers write here shows that our opinions are, in fact, reaching those who are in charge and hold extraordinary value (beyond being NAB fodder).

So without any further palaver, onto the interview…

Given the passionate opposition of the merger by the NAB, do you fear that the political influence of the organization will somehow prevent the merger from going through? They do have significant clout up in Capitol Hill.

First, let’s first go with your characterization of “passionate opposition.” There is a lot of “huffing and puffing, blow your house down” running around that’s going on. I actually have to tell you that their opposition is actually helping our case more than it is hurting it. I think particularly so when more of their deceptive practices have emerged. Such as misrepresenting the views of Congressmen or companies like Toyota, and funding shell organizations so that it appears they have raw support. Those elements I think certainly damage the credibility and strength that they have built up over the years.

While certainly they are a formidable lobby in Congress, the analysis of this effort right now is going on at the FCC and the DOJ.

And one of the most compelling prima facie evidences of being positive for competition and positive for the consumer, is the apoplectic response of the dominant provider. That is exactly what anti-trust specialists look for, and that is being played out in grand fashion.

Mel said last week of the DOJ that “They continue to ask for information,” - has the window for the DOJ’s decision been extended somehow? or do you still expect a decision by the end of the year?

We’re still feeling that the end of the year is a reasonable time frame. I wouldn’t say there was any feeling that it’s been extended at all.

I’ve seen people focus on the 30-day deadline that they needed to respond after substantial compliance of their document request. But that really isn’t a final deadline given that the FCC has to also rule on it. I think people misinterpreted that as being a hard and fast issue, which it never was and isn’t. They are moving through their process at an appropriate pace. There is an expectation that the DOJ will not only continue to gather more information, but also have depositions and interview other parties on this - that is just how they go about their assessment.

So I don’t read anything unusual into that. As a matter of fact, it would be unusual if they were not going about it at that level of rigor and detail.

Just so you understand, I’m not prognosticating or saying I have any unique insights based on our interface with the DOJ about anything. How they’re going about it, and what they’re doing, is exactly what you would expect.

XM has historically concentrated on attracting passionate subscribers. Now some of those subscribers fear that the service they’ve grown to love will somehow be “tainted” by merging with Sirius. What can you say to address those fears?

I’m sure that there are passionate and enthusiastic fans of each of the individual services on both sides. And anytime that is the case, people have a concern that what they know and love might be changed. But the pure and simple fact is - as a good businessman, I want to ensure that the very best consumers and supporters continue to receive whatever it was that they really really liked. That's what keeps churn down, that's what builds for passionate word-of-mouth support, and that's how you grow a business.

So it is very clear that in a combined company, you want to go to extraordinary lengths to ensure that the best aspects of each company are retained to the greatest extents possible, and that you’re able to take the additional content and capabilities that each of the companies has developed, and make that available as an additional option… to expand the choices and capabilities.

Let me say this: there is no subscriber who feels more passionately about XM Satellite Radio than I do. I’m mean, it’s been over a decade, and to see this vision come to fruition, and I am extraordinarily proud of the quality of the product and the service itself. it’s what keeps me going day and night.

I also feel very passionately that as an executive my primarily obligation is to the shareholder to deliver value. See, it’s very interesting. Mel is more of a salesman, and I’m more of a technologist. But I will guarantee you that both of us feel passionately about doing right by the common shareholders. Both of us have poured a bunch of money into this, and neither of us have taken a penny out. And yet we have not seen the rewards to the shareholders that they deserve, and that the quality of this product should warrant.

And so at the end of the day, the merger is primarily about significantly de-risking the business going forward. Regardless of either company’s near term path to positive cash flow and profitability. The combined company’s prospects, and the degree of certainty of that path, are significantly improved in a combined form.

…now if the merger doesn’t go through, would XM be open to being acquired by another company?

Oh boy, I would never go into that level of speculation (laughs). Once again, both companies on a standalone basis have a path towards being successful, and that’s our responsibilities individually to achieve that - and I think it’s certainly doable. It is just far more probably, and more rapid, on a combined basis.

By the way, I’ve seen lots of comments about synergies. Clearly some of the synergies on a combination are on a longer term, and others are more near term. And while every expense category has an opportunity for improvement, it’s not really the classic case of head count reductions. you know, fire a bunch of people. Because both companies are still growing strongly and they need to grow which requires that head count to grow outwards. That’s not where the savings come from.

Think about it for a minute, if you save $10 off of combined chipsets or manufactured radios. that’s $100 million a year in saving! If Sirius’ SAC costs are in the low-100s, and ours are in the low-70s/upper-60s, if you just make that reduction, that’s $100 million dollars of annual savings.

Now, Sirius is already dropping their SAC costs on a continuing basis, but is it reasonable to assume that that could be accelerated if you combined the radio designs, manufacturing and distribution channels efforts? I think it is. Those are the types of elements that when you have outside analysts look at it, and try to go through some approximations, you see they come up with compelling numbers. I’ve seen all of the analysts’ reports, and some of them probably get a little overboard, and either project it faster or project the numbers to be much bigger than may be reasonably achievable. But the pure and simple fact is, the potential savings are either large, or enormous.

And that is a key element for both of companies’ ability to improve the overall financial performance, but also our ability to then pass through some of these savings into these lower costs packages and a la carte options. These are so clearly in the public interest, and I think that’s being strongly recognized by editorial writers, consumer groups of all varieties - as well as by regulators - but it also has great potential to expand our subscriber base.

If you look at the adoption rate after the 3-month free trial - it has stayed very strongly in the 50% range now. And by the way, that’s during the time frame from when we’ve gone from 15% to 20% penetration in automobiles, to 30% penetration, on our way to 40% penetration next year. You’re seeing significant expansions of penetration into the OEM world, while still seeing that from everyone who is exposed to the product, over half of them want to become full time subscribers. That, by the way, has been a statistic that most of the analyst community has been projecting would decline as we expanded our penetration.

Would you be able to improve that adoption rate if in fact you had several different alternatives and lower pricing packages that you could offer? Could you improve that penetration by also offering a selection of the other company’s best programming that may have been particularly attractive? I think so. If there were a Chrysler customer who really loved Oprah, she may not subscribe to Sirius at the end of her trial. If there were a General Motors customer who was a Stern fan, or an NFL fan, they might not become a self-paying XM customer after the trial. But if they had that option, that’s got to be additive and not subtracting.

I have to tell you, it was an insightful observation a year ago that this business was moving towards OEM centric. It’s the elephant in the living room right now, and whether that’s XM, or XM and Sirius, clearly the OEMs are contributing to a larger and larger percentage of all of the new net additions. Quite candidly, I’m pleased to see some of the work that’s going in Detroit right now. What with settling of the Chrysler deal and GM getting its ratification from the UAW. And frankly GM, who is one of our biggest supporting partners, needs to get a lot of credit because they’re not only strengthening their economics as a company, but the product line and the competitiveness of their product. Kudos to their executive management, as they don't necessarily get a lot of kudos as they should.

So OEM is a centric part of XM’s strategy, but penetrating into people’s homes and pockets can be just as valuable. what can we expect to see for the year ahead?

I think for the year ahead you’re going to see dense penetration and growth in the OEM marketplace and I think you’re going to see more stability in the retail marketplace.

Obviously it’s been a number of quarters in a row where it’s been negative year-over-year growth, not only in the retail sales on a gross basis but the industry has been seeing negative year-over-year net additions on a quarterly basis on the combination. That has not been helping and certainly has led to the drop in stock price over the past 18 months or so. I think when you look at what most analysts are projecting, they are actually projecting some level of inflection point in the sense that you be likely returning to year-over-year net ad growth from year-over-year net ad reductions. And so the principle driver as a business model comes from OEM, but with a continuing level of ongoing net additions from the retail to keep that marketplace solid.

So people who buy cars take the service with them elsewhere…

Right. It’s interesting, an increasing amount of retail sales come from our direct channel. Quite often a person who purchases a new car loves the product and as they are committing to us to become a self-paid subscriber, you have an opportunity to offer them a second service for their home, or for their spouse’s car. And that is proving to be a positive addition to the ongoing growth.

So last question… what keep you up at night? What’s your biggest fear?

Well, I wouldn’t say it’s my biggest fear, but what is keeping me occupied day-in and day-out is the seeing the merger through to a successful completion. I feel positive as to where it stands right now, but there’s a lot of work left to do on that. We clearly understand that we are competing in a very vibrant and increasingly competitive marketplace.

You actually wrote about that a little while ago. When you start seeing HD Radio teaming with Apple; Microsoft and Ford and the SYNC system; Ford’s commitment to HD; Gates returning to pitch the Zune player; Slacker and their mobile device out; AT&T’s $2 billion buyout of Aloha and efforts into the rich multimedia field. All of these things are in fact competition that we have to be prepared to deal with.

But as much as it is a fact that you’re dealing with a competitive marketplace, I still remain extremely positive about the attributes that we bring to that competition. I mean, the breadth of our programming, and the compelling nature of our programming. The diversity and the depth of the music experience. The exclusive non-music and talk content. The extraordinary amount of sports - particularly for out-of-market sports fans - that we bring to bear. The data plus audio entertainment value proposition that we bring to the car companies, and the elegance and ease-of-use that which we present to the consumer.

All that and the fact that the service is $0.40/day or something. This isn’t a $70/month or $25/month service. It’s a reasonable competitive service. and I like our prospects as good as anybody.

Well thank you Gary for taking the time to provide us with some insight…

Thank you, and keep up the great work with the blog.

Merged XM, Sirius pricing improves business model, says Analyst

13 comments

Monday, October 15, 2007 at 8:52 PM

Orbitcast

Tags: Merger, Satellite Radio, Sirius, XM

Would the proposed Sirius-XM pricing packages reduce the average revenue per subscriber? Some industry observers, myself included, have mulled over this question. But Bob Peck, analyst at Bear Stearns, details an entirely different scenario in a client note issued this morning.

“While many investors think a la carte would obliterate the ARPU of the combined entity (due to the $6.99 option), applying a normal distribution curve to the potential pricing options actually shows minimal impact,” wrote Peck.

Further, while Peck believes ARPU would be largely unaffected, he finds that gross subscriber additions should increase, while churn should decrease thanks to the added choice and lower available pricing structure.

In addition, Peck estimates that merger-specific synergies could be valued at roughly $5 billion. Bear Stearns’ analysis suggests that a combined Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc. “could generate an incremental ~$850 million in pre-tax synergies by 2013.” This would result in a tax-adjusted net present value of synergies at ~$5 billion. Yes, that's a revised estimate, down from $6.7B, made prior to the merger being announced.

Long-term net subscriber growth even gets a bump in Bear Stearns’ model.

On a combined basis, the firm expects a total of about 33 million net subscribers by 2013, or about 10% more than current estimates. The model includes a 10% reduction in churn, and an increase in gross subscribers by 16% at retail and 7% in OEM (phased in to allow for OEM ramp up time).

“We think upon deal approval and new pricing implementation, that the DARS business model in fact improves,” added the Bear Stearns analyst.

Indeed.

Sirius + XM Merger: 70%-plus chance of approval

3 comments

Wednesday, October 17, 2007 at 1:03 PM

Orbitcast

Tags: Merger, Satellite Radio, SIRI, Sirius, XM, XMSR

If you thought Citigroup putting the chances of the Sirius-XM merger at 69% was being optimistic, wait till you see what Tom Watts of Cowen & Company wrote in a recent note issued to clients.

Watts finds that there’s a “70%-plus chance” that the merger of Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc. wins government approval.

The Cowen & Company analyst says the Department of Justice decision should come “relatively soon,” with both companies in full compliance with the DoJ’s information requests. He says a ruling from the FCC should follow soon after. About a month ago, Watts said that approval of the deal could come as early as October.

Watts has Outperform ratings on both stocks, “even without M&A potential.” He thinks both companies can beat the market on free cash flow potential alone. Watts also feels that XM and Sirius set conservative subscriber growth estimates for 2007, “setting the stage for out-performance in the second half.”

In addition, the “What People Are Saying” page of the updated internet website also contains a link to the following letter and statement included on the internet website:

The Honorable Thomas Barnett

Assistant Attorney General

Antitrust Division

United States Department of Justice

950 Constitution Avenue, NW

Washington, DC 20530

The Honorable Kevin J. Martin

Chairman

Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Dear Assistant Attorney General Barnett and Chairman Martin:

On behalf of the staff and entertainers on American Voices, SIRIUS Satellite Radio Channel 102,1 write to express my strong support for the merger of SIRIUS and XM Satellite Radio.

As a United States Senator, I always enjoyed the opportunity to travel the country and meet people across the nation. Now that my days in public office are over, my show on SIRIUS, American Voices, gives me another opportunity to hear and share the extraordinary stories of ordinary Americans throughout our country.

I am excited about the SIRIUS and XM merger and the prospect of increased Hstenership for niche programming such as mine. Merger synergies will decrease duplicative programming and result in expanded variety and more unique content unavailable anywhere else. Additionally, these synergies will also allow the companies to offer new programming options — customers will be able to select packages that include content from both XM and SIRIUS. For the first-time ever in subscription media, consumers will also have the option of a la carte programming, where they can truly tailor their radio to fit their listening tastes.

As an avid follower of news and politics, I was pleased to learn that through the new available packages, people like me and my listeners will have the option of the News and Sports package. Likewise, those consumers who are more interested in music can select the Mostly Music package. And each of these packages will be available for less than subscribers currently pay.

711 FIFTH AVENUE, 9TH FLOOR     NEW YORK, NEW YORK I0022     TEL: 212-339-2631     FAX: 212-339-2449

SIRIUS and XM merger
October 10, 2007

One thing I’ve learned from my time serving in the Senate and my experiences hosting American Voices is that this is a diverse nation whose citizens have a broad spectrum of interests and opinions about the world. I am very glad to see SIRIUS and XM acknowledging and embracing that diversity through these new packages.

Satellite radio gives me the unique ability to share the voices of America with the listeners of America. In order to ensure that listeners can continue to enjoy this programming I hope you will approve this merger.

Sincerely,

Bill Bradley